Exhibit 10.77

*** TEXT OMITTED AND SUBMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

LICENSE AGREEMENT

This License Agreement is entered into as of the Effective Date by and between Insmed Incorporated, a Virginia corporation with its principal office located at 4851 Lake Brook Dr., Glen Allen, VA 23060 (“Insmed”) and Napo Pharmaceuticals, Inc., a Delaware corporation, with its principal office located at 1170 Veterans Blvd., Suite 244, South San Francisco, California 94080 USA (“Napo”).  Hereinafter, Napo and Insmed shall be referred to jointly as the “Parties”.

RECITALS

A.                                    WHEREAS, Insmed owns the Regulatory Package and the Existing Patents;

B.                                    WHEREAS, Napo wishes to license rights to use the Regulatory Package and the Existing Patents in Napo’s drug development program for indications relating to diabetes, cardiac disease, hypertension, vascular disease, metabolic disease, Syndrome X and other clinical syndromes related to insulin resistance; and

C.                                    WHEREAS, Insmed wishes to reserve to itself exclusive rights to develop, commercialize and market Masoprocal in the Insmed Exclusive Field of Use, but is willing to allow Napo exclusivity in the Napo Exclusive Field of Use.

Now, therefore, for the consideration set forth below, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS

As used in this Agreement, the following words will have these meanings ascribed to them:

1.1                               “Affiliate” means and includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a party, where control means the ownership or control, directly or indirectly, of more than fifty percent of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors, managers or other governing authority, as of the Effective Date.

1.2                               “Agreement” means this License Agreement, together with all exhibits, schedules, tables, attachments and addenda hereto.

1.3                               “Cause” means: if either party breaches a material provision of the Agreement or fails to substantially perform any obligation hereunder and fails to cure within thirty (30) business days after receipt of written notice, setting forth the facts underlying the claim of breach.

1.4                               “Effective Date” means the date upon which this Agreement has been fully executed.  If the two Parties execute on different dates, then the Effective Date is the latter of the two dates.

1.5                               “Endocrine IND” means that certain investigational new drug application No. 54,226, filed with the Division of Metabolic and Endocrine Products of the FDA on September 30,1997, that is a component of the Regulatory Package, as amended pursuant to Section 2.4(b) below.

1.6                               “Existing Patents” means (i) that certain use patent for Masoprocal pertaining to the Type 2 diabetes indication (U.S. Patent No. 5,827,898, issued October 27, 1998 by the PTO, entitled “Use of Bisphenolic Compounds to Treat Type II Diabetes”), assigned to Insmed when Insmed assumed rights to Masoprocal and the Regulatory Package and (ii) all related foreign patents and patent applications, if any exist at the Effective Date.

1.7                               “FDA” means the United States Federal Drug Administration or any corresponding and comparable regulatory agency outside the United States.

1.8                               “Future Products” means any Masoprocal product or Masoprocal product formulation developed, manufactured and commercialized by or for Napo or Insmed, as the case may be, except (i) that Future Products developed, manufactured or commercialized by Napo shall not include any products for indications in Insmed’s Exclusive Field of Use, (ii) that Future Products developed, manufactured or commercialized by Insmed shall not include any products for indications in Napo’s Exclusive Field of Use and (iii) that Future Products shall not include any Masoprocal analogs or other synthesized compounds with a similar chemical structure, other than pharmaceutically acceptable salts of Masoprocal.

1.9                               “IND” means an investigational new drug application.

1.10                        “Insmed” means Insmed Incorporated, as set forth in the preamble of the Agreement, and/or any of its Affiliates.

1.11                        “Insmed Exclusive Field of Use” means all indications relating in any way to oncology.

1.12                        “Insmed Product(s)” means any and all Future Products of Insmed.

1.13                        “License” has the meaning ascribed to it in Section 2.1 below.

1.14                        “Losses” means any claim, liability, demand, action, cause of action, judgment, settlement amount, attorneys’ fees, damages, fines, penalties and the costs, fees and expenses associated with any of the foregoing, in connection with or arising out of a party’s (i) activities related to the development, marketing and commercialization of Masoprocal and/or (ii) performance or failure to perform under this Agreement.

1.15                        “Marks” means and includes all trademarks, trade names, service marks, industrial designs, insignias, logos, domain names and designations of Napo or Insmed, as the context in this Agreement indicates.

1.16                        “Masoprocal” means the antidiabetic, antihypertriglyceridemic, antihypertensive SP-134101 compound, known as masoprocal.

1.17                        “Napo” means Napo Pharmaceuticals, Inc., as set forth in the preamble of the Agreement, and/or any of its Affiliates.

1.18                        “Napo Exclusive Field of Use” means all indications relating in any way to diabetes, cardiac disease, hypertension, vascular disease, metabolic disease, Syndrome X and all other clinical syndromes related to insulin resistance.

1.19                        “Napo Product(s)” means any and all Future Products of Napo.

1.20                        “Net Sales” means, with respect to a Napo Product, the gross invoiced sales price invoiced by Napo, and/or it’s sublicensees less, any (i) trade and government discounts or rebates actually allowed and taken; (ii) sales, use, value added or other excise taxes, imposed and paid directly with respect to the sale and other governmental charges incurred in connection with the exportation or importation of the Napo Product; (iii) refunds for customer returns, not already credited on an invoice; (iv) customs duties, surcharges, transportation charges, insurance costs and other similar expenses separately invoiced and (v) third party payer rebates and charge-backs actually allowed and taken, including, but not limited to, hospital buying group charge-backs, hospital buying group and/or group purchasing organization administration fees or managed care organization rebates.  The amount of Net Sales for any annual period shall be determined on the basis of sales recorded in such period in accordance with generally accepted accounting principles.

1.21                        “Prostate Cancer Study” means the recently completed study pertaining to the effects of Masoprocal on prostate cancer patients conducted under IND No. 68,392, filed with the Division of Oncology Drug Products of the FDA that references IND No. 54,226,

1.22                        “PTO” means the United States Patent and Trademark Office or any corresponding and comparable agency outside the United States.

1.23                        “Publication” means a scientific, professional or academic publication, monograph, abstract or similar distillation.  For the avoidance of doubt, this shall not include any press release or any announcement required under US or UK securities laws.

1.24                        “Publishing Party” has the meaning ascribed to it in Section 3.4(d) below.

1.25                        “Regulatory Package” means all of Insmed’s intellectual property relating to Masoprocal, including without limitation, all of the masoprocal-related pre-clinical and clinical research dossier associated with the Endocrine IND and modifications, variations, amendments and any regulatory documents filed with the FDA or any other regulatory agency associated with the Endocrine IND, as set forth on Exhibit A attached.

1.26                        “Relevant Legislation” has the meaning ascribed to it in Section 3.4(b) below.

1.27                        “Representative(s)” means, as to either party, such party’s Affiliates and its and their directors, officers, shareholders, employees, agents, advisors, consultants (including, without limitation, legal counsel and accountants) and controlling persons (where the term “person” is broadly interpreted to include, without limitation, any corporation, partnership or other entity or any individual).

1.28                        “Reviewing Party” has the meaning ascribed to it in Section 3.4(d) below.

1.29                        “SEC” means the United States Securities and Exchange Commission.

1.30                        “Term Sheet” means that certain binding term sheet dated January 3, 2007 setting forth the understanding of both Parties regarding the License.

1.31                        “UKLA” means the United Kingdom Listing Authority.

2.                                      LICENSE TO NAPO

2.1                               Description of License.  Subject to Insmed’s Exclusive Field of Use as described in Section 2.2 below, Insmed hereby grants to Napo immediately upon the Effective Date a perpetual, irrevocable, world-wide license to use the Existing Patents and the Regulatory Package (the “License”), in exchange for the consideration set forth in Section 2.4.  The License shall be an exclusive license (even as to Insmed) in the Napo Exclusive Field of Use, and Napo shall have the right to sublicense and/or transfer its rights under the License to one or more party or parties provided such party(ies) shall be required to meet Napo’s obligations as defined by the terms of this Agreement.

2.2                               Exclusive Fields of Use.  Insmed reserves to itself all rights relating to the development, manufacturing and commercialization of Masoprocal in the Insmed Exclusive Field of Use.  Napo shall not, without Insmed’s express written consent, clinically develop, commercialize or promote Masoprocal for any cancer indication.  Napo shall have all rights relating to the development, manufacturing and commercialization of Masoprocal in the Napo Exclusive Field of Use.  Insmed will not, without Napo’s express written consent, clinically develop, commercialize or promote Masoprocal for diabetes, cardiac disease, hypertension, vascular disease, metabolic disease, Syndrome X or any other clinical syndrome related to insulin resistance.

2.3                               Delivery of Existing Patents and Regulatory Package.  On or prior to March 9, 2007, Insmed shall have delivered to Napo, at Napo’s expense, a copy of all files relating to the Regulatory Package and the Existing Patents.

2.4                               Consideration.  In consideration of this License, Napo has already remitted to Insmed or will remit to Insmed the following:

(a)                                 Payment Upon Execution of the Term Sheet.  Promptly after execution by both Parties of the Term Sheet, Napo remitted to Insmed by wire transfer of immediately available funds, [***]dollars ($[***]).

(b)                                 Payment Upon Delivery of Data.  After Insmed has (i) amended the Endocrine IND to include, and incorporate, the safety data from the Prostate Cancer Study and (ii) delivered such Endocrine IND Amendment to Napo, such delivery to be no later than March 9, 2007, and all other components of the Regulatory Package, Napo will remit to Insmed another [***]dollars ($[***]) by wire transfer in immediately available funds.

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(c)                                  Payments After Execution of This Agreement.  After this Agreement has been fully-executed, such execution to be no later than February 28, 2007, Napo will then remit to Insmed additional consideration for the License in accordance with the following milestones:

Milestone Event	Payment to Insmed
Proof of Concept *	$	[***	]
Successful Filing of NDA(or foreign equivalent) for Masoprocal	$	[***	]
Approval of NDA (or foreign equivalent) for Masoprocal	$	[***	]

* Proof of Concept refers to the first Phase 2 clinical study to establish the efficacy of a Napo Product for metabolic disease or diabetes, assuming that Napo deems such study to be successful.  In the event Napo (or a strategic partner collaborating with Napo) must conduct a second Phase 2 clinical study to establish such efficacy, then this proof of concept milestone payment will be due upon conclusion of a successful clinical study; provided, however, that if Napo is required to initiate a third Phase 2 clinical study, then, upon initiation of the third study, Napo shall remit this Proof of Concept milestone payment.

(d)                                 Payment Upon Sales of Napo Products.  At such time as Napo is selling a Napo Product, Napo will pay to Insmed, on a quarterly basis, annual royalties of [***]percent ([***]%) on all Net Sales of Napo Products in the United States and [***]percent ([***]%) on all Net Sales of Napo Products approved for sale in Western Europe and Japan, for a period of time which is the longer of (a) the maximum length of time that Masoprocol is protected by a licensed patent or (b) five (5) years from the date upon which Napo receives FDA approval of the new drug application or foreign equivalent for any Future Product.  However, Napo may, at any time prior to the completion of Phase 3 clinical studies, opt out of this royalty payment obligation to Insmed by paying Insmed a single lump-sum [***]dollars ($[***]) payment.

(e)                                  Fully-Paid License Into Perpetuity.  When Napo has paid to Insmed the consideration set forth in this Section 2.4, both the License and the right of reference set forth in Section 3.3 will be a fully-paid, irrevocable license into perpetuity.  The perpetual nature of the License and the right of reference will in no way be affected by Napo’s election in Section 2.4(d) to pay the single lump-sum of [***]dollars ($[***]), in lieu of paying the scheduled royalties on Net Sales.

2.5                               Use of Marks.  Except as otherwise set forth in this Agreement with respect to rights of reference and cross-reference, neither party will use the other party’s Marks, without the prior written consent of a duly authorized signatory of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  No license, either express or implied, is granted by either party to use the Marks of the other for any purpose except as specifically stated in the Agreement.  When permitted, the use by either party of the Marks of the other party, must clearly

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indicate that the Marks are the trademarks or service marks of the applicable party.  Each party agrees to use the Marks of the other exactly in the form provided, and will not create any derivative or combination Marks with the other party’s Marks.  Each party’s use of the Marks of the other shall be in accordance with applicable trademark law and each party shall not do or cause to be done, or permit another to do, any act that would in any way impair, reduce, or contest the owner’s right, title, and interest in the Marks.  Each party’s use of the Marks will not create any right, title, or interest in or to the use of the Marks, and all such uses and goodwill associated with the Marks will inure solely to the benefit of owner thereof.

2.6                               Regulatory Compliance.  For so long as Insmed owns the Endocrine IND, Insmed covenants to maintain regulatory compliance in accordance with good clinical practices, good manufacturing practices and good laboratory practices (GCP, GMP and GLP) to preserve the integrity of the Endocrine IND.  To this end, Insmed agrees to, among other things, make all required regulatory filings properly and in a timely fashion.  In the event that Insmed were to sell, assign, license or transfer to a third party the Endocrine IND, Insmed shall include in the transaction documentation for such transaction an affirmative covenant on the part of the third party to whom or to which Insmed is selling, assigning, licensing or otherwise transferring.  The covenant on the part of the third party will be in partial consideration for the sale, assignment, license of other transfer to the third party.  The covenant will be a post-closing condition and will constitute an ongoing obligation on the part of the third party to recognize this Agreement, to assume Insmed’s obligations under all applicable regulatory schemes and to assume Insmed’s obligations under the terms herein.  Napo shall be specifically named as a third party beneficiary for purposes of that affirmative covenant; and, Napo agrees that, as a third party beneficiary, in the event of a subsequent breach by such third party, Napo will look solely to that third party for remedy or redress.  So long as the obligations are clearly articulated in the affirmative covenant, Napo will not look to Insmed to ensure any conduct or for any remedy or redress.

3.                                      OWNERSHIP OF INTELLECTUAL PROPERTY AND CONFIDENTIALITY

3.1                               Ownership of Intellectual Property.

(a)                                 Regarding ownership of the Regulatory Package and the Existing Patents, both Parties covenant:

(i)                                     that, all right, title and interest in the Regulatory Package and the Existing Patents resides and will remain with Insmed, subject only to the License and Napo’s right of reference, as described in Section 3.3.

(ii)                                  that, prior to the Effective Date, Insmed maintained both the Existing Patents (including payment of any maintenance fees on the Existing Patents) and the Endocrine IND, and updated the reports on the Endocrine IND.

(iii)                               that, after the Effective Date, Napo will maintain both the Existing Patents (including payment of any maintenance fees on the

Existing Patents) and the Endocrine IND, and will update reports on the Endocrine IND.

(iv)                              that, all right, title and interest relating to the development, manufacturing and commercialization of Masoprocal in Napo’s Exclusive Field of Use, any Napo Products and any patents on Napo Products will reside with Napo.

(v)                                 that, all right, title and interest relating to the development, manufacturing and commercialization of Masoprocal in Insmed’s Exclusive Field of Use, any Insmed Products and any patents on Insmed Products will reside with Insmed.

(vi)                              that, unless later negotiated and otherwise agreed, (A) Napo will be responsible for all expenses incurred in the pursuit of its development, manufacturing and commercializing efforts with respect to Masoprocal and (B) Insmed will be responsible for all expenses incurred in the pursuit of its development, manufacturing and commercializing efforts with respect to Masoprocal .

(b)                                 Regarding ownership of Future Products and intellectual property in Future Products, both Parties covenant:

(i)                                     The ownership of any and all intellectual property generated from the activities conducted by Insmed or on behalf of Insmed on or related to Masoprocal (except in Napo’s Exclusive Field of Use), will reside with Insmed or those strategic partners to whom Insmed elects to transfer such ownership.

(ii)                                  The ownership of any and all intellectual property generated from the activities conducted by Napo or on behalf of Napo on or related to Masoprocal (except in Insmed’s Exclusive Field of Use), will reside with Napo or those strategic partners to whom Napo elects to transfer such ownership.

(c)                                  So long as Napo has an exclusive license in the Napo Exclusive Field of Use, Napo will be responsible for the maintenance and defense of the Existing Patents, at Napo’s expense.

(d)                                 Insmed has the right to file applications and prosecute patents, at its own expense, to secure protection of intellectual property associated with Insmed Product(s).

(e)                                  Napo has the right to file applications and prosecute patents, at its own expense, to secure protection of intellectual property associated with Napo Product(s).

3.2                               Protection of Intellectual Property.  Neither party anticipates the exchange of any information that either considers to be proprietary or confidential, other than the contents of the Regulatory Package.  Both Parties acknowledge (i) that the Regulatory Package contains reports, data, summaries, compilations and other information that has not been publicly filed and (ii) that it is in the best interests of both Parties and their respective development activities to treat such contents as proprietary and confidential.  Each party (a) agrees not to disclose any portion of the Regulatory Package to any third person, real or legal, other than as required to develop, manufacture, market and commercialize Masoprocal, (b) will exercise the same degree of care to safeguard the confidentiality of the Regulatory Package as it would exercise in protecting other confidential property it may have, and (c) agrees to take all necessary steps to prevent inadvertent or unauthorized disclosure, publication or dissemination of any contents of the Regulatory Package.  All Representatives of both Napo and Insmed that have access to any contents of the Regulatory Package will be bound by the foregoing restrictions and each party will take such steps as are necessary to ensure that its Representatives are bound by this provision and are aware of their obligations.  The foregoing non-disclosure obligations shall not apply to filings, announcements and disclosures that are required to be made by either party under the Relevant Legislation.

3.3                               Right of Reference.  Insmed agrees to provide Napo a right of reference to all applicable components of the Regulatory Package, and to any clinical safety data, developed under the Endocrine IND, as necessary and appropriate to permit the development, marketing and commercialization of Masoprocal by Napo.  It is the intention of both Parties that this right of reference (i) is irrevocable and perpetual, (ii) shall survive any termination of this Agreement or any assignment to a third party by either Napo or Insmed, (iii) shall survive the expiration of any period during which Napo is obliged to pay royalties to Insmed and (iv) shall survive the appointment by either party, or appointment by the court, of a trustee or receiver, subject to applicable law governing insolvency or bankruptcy.

3.4                               Ongoing Exchange of Safety Data.  To the extent that the Parties are obliged, under U.S federal regulations codified in 21CFR312.32 and 21CFR312.33 to report certain clinical data for safety purposes, Insmed and Napo each agree that, in addition to making any requisite filing(s), it shall notify directly the other party and provide the other party with all such clinical data regarding adverse events involving Masoprocal, with respect to the Endocrine IND and any future Masoprocal INDs sponsored by Insmed or Napo.  Such notification shall occur within the same timeframe and using the format and content as described in 21CFR312.32.  Such notification(s) shall be by facsimile, and/or overnight courier at such number(s) and/or addresses designated by each party.  Napo and Insmed shall also have an ongoing obligation to summarize for the other party all other adverse drug experiences not described above on an annual basis using the format as described in 21CFR312.33 Annual Reports.

3.5                               Press Releases, Filings and Publications.

(a)                                 Neither party shall issue a press release or other announcement of the execution of this Agreement (except that Napo was required to make an announcement of the binding Term Sheet prior to the Effective Date) unless and until the form and content of the press release or announcement is approved by the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Both Parties acknowledge that each may, at some time, be required to file this Agreement or to make a disclosure regarding this Agreement under the rules of the SEC or the UKLA or other United States or United Kingdom securities laws and regulations (collectively, the “Relevant Legislation”), as the case may be, and the Parties agree that the filing party will seek, whenever possible under the Relevant Legislation (i) confidential treatment for portions of this Agreement containing proprietary information and (ii) redaction or omission of the compound name “Masoprocal” when making such filing or announcement, and that, whenever such confidential treatment is permitted, the filing party will provide the other party with an opportunity to review the confidential treatment request prior to filing this Agreement with the SEC or the UKLA, as the case may be; provided that timely compliance with the Relevant Legislation shall not be thereby affected.

(c)                                  Except as permitted by the foregoing provisions or as otherwise required by law, both Parties hereby agree not to disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that each party shall be entitled to disclose the terms of this Agreement without such consent to its strategic partners, to prospective investors or to other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods as such party is required to keep such terms confidential.

(d)                                 With respect to Publications, consistent with Section 3.2 above, both Parties have an interest in maintaining the confidentiality of the Regulatory Package.  Consequently, any party, its employees or consultants wishing to make a Publication (including any oral presentation or disclosure made without obligation of confidentiality) relating to work performed by such party related to Future Products (the “Publishing Party”) shall transmit to the other party (the “Reviewing Party”) a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure.  The Reviewing Party shall have the right to: (i) request a delay in publication or presentation in order to protect patentable information; (ii) propose modifications to the Publication for patent reasons; or (iii) make reasonable requests that the information be maintained as a trade secret.

If the Reviewing Party requests a delay as described in clause (i) above, the Publishing Party shall delay submission or presentation of the publication for a period of sixty (60) days to enable the Reviewing Party to file a patent application protecting its rights in such information to be filed.  Upon the expiration of thirty (30) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause (ii) above.  If a trade secret that is the subject of a reasonable request made under clause (iii) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

Nothing in this subsection (d) shall apply to any announcement which is required to be made under the Relevant Legislation.  Subsection (b) above shall apply to such an announcement.

4.                                      INDEMNIFICATION

4.1                               Indemnification by Napo.  Napo agrees to indemnify and defend Insmed and its Representatives against all Losses, arising out of or resulting from (i) Napo’s activities and the activities of any third party affiliated with Napo on the development, marketing and commercialization of Masoprocal, (ii) any allegation that any Napo Product (or any part of any such Napo Product), the development of which Napo, or a Representative of Napo, actively managed, infringes any patent, trademark, copyright or trade secret of any third party, but only if (a) Insmed has given reasonable notice to Napo of the claim or cause of action, and (b) Insmed has not, by act or failure to act, compromised the position of Napo with respect to the resolution or defense of the claim, or cause of action.

4.2                               Indemnification by Insmed.  Insmed agrees to indemnify and defend Napo and its Representatives against all Losses, arising out of or resulting from (i) Insmed’s activities and the activities of any third party affiliated with Insmed on the development, marketing and commercialization of Masoprocal, (ii) any allegation that any Insmed Product (or any part of any such Insmed Product), the development of which Insmed, or a Representative of Insmed, actively managed, infringes any patent, trademark, copyright or trade secret of any third party, but only if (a) Napo has given reasonable notice to Insmed of the claim or cause of action, and (b) Napo has not, by act or failure to act, compromised the position of Insmed with respect to the resolution or defense of the claim, or cause of action.

5.                                      TERM AND TERMINATION

5.1                               Term.  This Agreement will commence on the Effective Date, and will remain in effect until Insmed has received the consideration specified in Section 2.4, for so long as and to the extent that, such consideration is payable, unless this Agreement is sooner terminated, as set forth below; provided, however, the Parties intend that, notwithstanding the expiration of the term of this Agreement, Section 2.4(e) shall survive.

5.2                               Termination With Cause.  This Agreement may be terminated immediately by either party upon written notice to the other party if Cause exists.

5.3                               Termination By Mutual Consent.  This Agreement may be terminated by mutual written consent of the Parties for any reason or no reason.

5.4                               Survival of Certain Obligations Upon Expiration.  After this Agreement expires by its terms, Napo’s License and right of reference shall survive as set forth in Section 2.4(e).

5.5                               Survival of Certain Obligations Upon Termination.  If this Agreement is terminated, however, prior to expiration by its terms, all other future and continuing rights and obligations under this Agreement will terminate, except

(a)                                 that (i) if Insmed terminates this Agreement for Cause, and can document such Cause, or (ii) if Napo terminates this Agreement without Cause, or (iii) if Napo terminates this Agreement with Cause under circumstances where a reasonably prudent person would find that Napo has failed to adequately demonstrate such Cause or that Napo’s showing of Cause leaves room for doubt as to the actual existence of such Cause, then the License shall terminate and Napo’s covenant not to pursue development, marketing and commercialization of Masoprocal in the Insmed Exclusive Field of Use shall survive.

(b)                                 that (i) if Napo terminates this Agreement for Cause, and can document such Cause, or (ii) if Insmed terminates this Agreement without Cause, or (iii) if Insmed terminates this Agreement with Cause under circumstances where a reasonably prudent person would find that Insmed has failed to adequately demonstrate such Cause or that Insmed’s showing of Cause leaves room for doubt as to the actual existence of such Cause , then Napo’s right of reference to the Regulatory Package, as described in Section 3.3 shall survive and Insmed’s covenant not to pursue development, marketing and commercialization of Masoprocal in the Napo Exclusive Field of Use shall survive.

(c)                                  Any claim or cause of action for breach of the Agreement, existing as of the date of expiration or termination, or any claim for indemnification, and any obligation to indemnify, which claim or cause of action will remain in full force and effect until such rights and obligations are fully discharged.

6.                                      GENERAL AND MISCELLANEOUS

6.1                               Amendments and Modifications; No Waiver.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by a duly authorized signatory of each of the Parties hereto.  No supplement, modification or waiver of the Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof

(whether or not similar), nor shall such waiver in any one instance constitute a continuing waiver unless otherwise expressly provided.

6.2                               Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either party may assign the Agreement without the other party’s consent in the event of (i) a merger with or acquisition by a third party or (ii) a sale of substantially all of such party’s assets to a third party, or (iii) an assignment by Napo to a third party, Affiliate or otherwise, of a license for substantially all Napo’s rights under the License in (A) the Existing Patents, (B) the Regulatory Package and/or (C) any Napo Product(s), or (iv) an assignment by Insmed to a third party, Affiliate or otherwise, of a license for substantially all Insmed’s rights in any Insmed Product(s).  Any successor-in-interest to Insmed’s rights in either or both the Existing Patents and/or the Regulatory Package shall receive such rights subject to the License and the terms of this Agreement.

6.3                               Attorneys’ Fees.  If any legal action is commenced by either party, the prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness fees and costs, and other expenses incurred directly in connection the legal action, in addition to any other relief granted.

6.4                               Authority.  Each party to this Agreement represents and warrants to the other that the person executing this Agreement on such party’s behalf has full power and corporate authority to do so, and that such party has obtained all necessary approvals and consents necessary for such party to enter into this Agreement.  Each party covenants, represents and warrants to the other party as follows: (i) it is duly organized, validly existing, and authorized to conduct business under the laws of the state and country of its organization; and (ii) this Agreement when executed and delivered will constitute the party’s legal, valid and binding obligation enforceable in accordance with its terms.

6.5                               Breaches.  Each party acknowledges its responsibility for the conduct of its Representatives, and is liable to the other party for breaches by its Representatives of any of the terms and conditions of this Agreement.

6.6                               Counterparts and Facsimile.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same instrument.  Signatures transmitted by facsimile or scanned PDF file, if identified and legible, will be regarded as original signatures.

6.7                               Dispute Resolution.  Any disputes arising between the Napo and Insmed relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement (a “Dispute”) shall be finally resolved by binding arbitration as provided below.

(a)                                 Arbitration of any Dispute will be conducted under the commercial rules of the American Arbitration Association, in the English language by a panel of three arbitrators (the “Arbitration Panel”).  Napo and Insmed shall each appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by Napo and Insmed.

(b)                                 The Arbitration Panel shall have the authority to grant specific performance, and to allocate between Napo and Insmed the costs of arbitration in such equitable manner as it shall determine.

(c)                                  The Arbitration Panel shall issue a written opinion and the decision of the Arbitration Panel shall be binding on both Parties.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

6.8                               Entire Agreement.  This Agreement and any further documentation contemplated by the terms of this Agreement to fully effect the License of the Existing Patents and the Regulatory Package constitutes the entire agreement between the Parties hereto pertaining to the subject matter expressly addressed in this Agreement and, to the extent that any term or provision in this Agreement expressly conflicts with a prior written term sheet or communication, then this Agreement shall prevail and shall supersede such prior written term sheet or communication; and, similarly, this Agreement shall supersede any and all oral communications with respect to any matter expressly addressed herein.

6.9                               Further Acts.  The Parties agree to take such further acts and to execute and deliver such additional instruments or documentation, as may be necessary or advisable to give effect to the purpose and intent of this Agreement and to protect their respective interests.

6.10                        Incorporation By Reference.  All exhibits, schedules and attachments to this Agreement are incorporated into this Agreement, are made a part of this Agreement by reference and are to be construed as integral to the intentions of the Parties.

6.11                        Injunctive Relief.  The Parties recognize and agree that breach of the obligations in the Agreement may result in irreparable harm to the other party, which harm would be difficult to quantify, and that neither party will have an adequate remedy at law for such a breach.  Therefore, each party agrees to waive any defense that the other party has an adequate remedy at law and agrees that the other party may enforce its rights in equity by injunctive or other equitable relief.  The Parties also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.  An aggrieved party shall have the right to a preliminary injunction without a showing of actual damages, unless there exists a statutory prohibition on the waiver of such showing of actual damages.

6.12                        Jurisdiction, Venue and Governing Law.  This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes, will be governed by and construed in accordance with the laws of the State of Delaware without reference to conflicts of law principles.

6.13                        No Drafting Bias.  This Agreement has been drafted and negotiated jointly by the Parties, and reviewed by legal counsel of each party.  Therefore, any rule that an ambiguity shall be construed and interpreted in favor of the non-drafting party shall not apply.

6.14                        No Third Party Beneficiaries.  The Parties do not intend to create any rights in favor of any third parties by entering into this Agreement; and, in the event that either party fails to perform any obligation under the Agreement, no third party shall have any cause of action arising out of such failure.

6.15                        Severability.  In the event that any one or more of the provisions contained in the Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of the Agreement.  The remainder of the Agreement shall remain in full force and effect.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE

LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized officers and this Agreement will be effective as of the Effective Date.

Napo Pharmaceuticals, Inc.	Insmed Incorporated

/s/ Lisa A. Conte	/s/ Geoffrey Allan
Lisa A. Conte	Geoffrey Allan
Chief Executive Officer	Chief Executive Officer
February 28, 2007	February 28, 2007

EXHIBIT A

REGULATORY PACKAGE

The Regulatory Package contains, at a minimum, the following items relating to Masoprocal (as defined in the Agreement), including both the material in existence when Insmed assumed rights to the Regulatory Package and material associated with the Endocrine IND that Insmed has generated since it assumed such rights:

1.                                      All pre-clinical reports

2.                                      All clinical reports, data and documents

3.                                      Copies of all the original and official paper regulatory files

4.                                      All historical paper correspondence

5.                                      The complete paper contents of the FDA regulatory binders as of July 20, 2001 (originally, in black 3-ring binders with yellow front pages)

6.                                      Any FDA regulatory filings since July 20, 2001

7.                                      Safety data from the Prostate Cancer Study

8.                                      All files and paper documentation, past and current, pertaining to US patent 5,287,898.